Exhibit 4.7

Ready Capital Corporation

(formerly known as Sutherland Asset Management Corporation)

as Issuer

U.S. Bank National Association

as Trustee

Third Supplemental Indenture

Dated as of February 26, 2019

to the Indenture

Dated as of August 9, 2017

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 26, 2019, between Ready Capital Corporation (formerly known as Sutherland Asset Management Corporation), a Maryland corporation (the “Company”), and U.S. Bank National Association (the “Trustee”), as trustee under the Indenture dated as of August 9, 2017, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Base Indenture  (and, together with the First Supplemental Indenture, dated as of August 9, 2017, between the Company and the Trustee, and the Second Supplemental Indenture, dated as of April 27, 2018, between the Company and the Trustee, and as further amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), which provides, among other things, for the issuance, from time to time, of the Company’s senior unsecured debt Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, Section 9.01(e) of the Base Indenture provides for the Company and the Trustee to amend or supplement the Base Indenture without notice to or consent of any Securityholder to make any change that does not materially adversely affect the rights of the Securityholder;

WHEREAS, Sutherland Asset Management Corporation has changed its name to Ready Capital Corporation and the Company desires to enter into this Supplemental Indenture for the purpose of evidencing such name change; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and that all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Securities by the Securityholders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Securityholders, as follows:

Section 1.01         Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Securityholders and the obligations of the Company with respect to), the Securities, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Securityholders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Securities, supersede any corresponding provisions in the Base Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Base Indenture shall apply to the Securities and govern the rights of the Securityholders of the Securities and the obligations of the Company and the Trustee with respect thereto.

Section 1.02         Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms shall have the meanings assigned thereto in the Indenture.

Section 1.03         Name. For the avoidance of doubt, all references in the Base Indenture to “Sutherland Asset Management Corporation” shall mean “Ready Capital Corporation.”

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Section 1.04         Effect on Successors and Assigns. Notwithstanding Section 12.12 of the Base Indenture, all agreements of the Company, the Trustee, the Security Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Securities will bind their respective successors.

Section 1.05         Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE SECURITIES, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

Section 1.06         Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 1.07         Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder of Securities, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

READY CAPITAL CORPORATION

By:	/s/ Frederick C. Herbst
	Name:	Frederick C. Herbst
	Title:	Authorized Person

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]